Exhibit 4.5

MDA LTD.

EMPLOYEE SHARE PURCHASE PLAN

EFFECTIVE AS OF June 10, 2024

Article 1
BACKGROUND AND PURPOSE OF THE PLAN

1.01	This Employee Share Purchase Plan (the “Plan”) has been established by MDA Ltd. (the “Company”) effective June 10, 2024 to enable eligible employees of the Company and its affiliates to purchase Shares in the Company in a convenient and systematic manner, so as to encourage continued employee interest in the operation, growth and development of the Company, as well as to provide an additional investment opportunity to employees. Participation in the Plan is voluntary, and neither the Company nor the Administrator (as defined below) make any recommendation to any employee as to whether such employee should or should not participate. Special rules with respect to U.S. Participants are set forth in Annex A hereto and shall supersede any contrary provisions of the main Plan document with respect to such U.S. Participants.

Article 2
DEFINITIONS

In the Plan hereto, unless the context otherwise requires, the following words and expressions shall have the following meanings:

2.01	“Administrative Agent” means Solium ULC or such other successor person or company as may from time to time be appointed or designated by the Company with whom the Company enters into a services agreement with respect thereto.

2.02	“Administrator” shall mean the Chief Executive Officer of MDA Ltd., or such other Person(s) as may be chosen by the Board from time to time to act as Administrator for the Plan.

2.03	“Application Form” shall have the meaning ascribed thereto in section 3.03.

2.04	“Basic Earnings” shall mean the base salary of a Participant before payroll deductions for taxes or other purposes and shall not include any overtime pay, short term incentives, medium term incentives, bonuses, long term incentives, vacation pay, allowances or other benefits or compensation in lieu of basic salary paid by or on behalf of the Company or otherwise.

2.05	“Blackout Period” shall mean any blackout period contemplated in the Insider Trading Policy.

2.06	“Board” means the board of directors of the Company as it may be constituted from time to time.

2.07	“Calendar Year” shall mean a period of twelve (12) consecutive months ending on December 31 of each year.

2.08	“Change Request” shall have the meaning ascribed thereto in section 4.02.

2.09	“Company” shall mean MDA Ltd., and shall include (a) as of the original effective date of the Plan, Neptune Operations Ltd., MDA Geospatial Services Inc., MDA Systems Ltd., MacDonald, Dettwiler and Associates Inc., MacDonald, Dettwiler and Associates Corporation, MDA Space and Robotics Limited and MDA Systems Inc., (b) such other affiliated companies of MDA Ltd. as designated from time to time by the Administrator, and (c) any successor or continuing corporation or corporations resulting from the amalgamation or merger of MDA Ltd. or such affiliated companies with any other corporation or corporations or resulting from any other form of corporate reorganization of MDA Ltd., whatsoever, provided that if any such affiliated company has been so designated, such designation has not been revoked by the Administrator.

2.10	“Company Contribution” or “Company Contributions” shall have the meaning ascribed thereto in section 4.05.

2.11	“Employee” or “Employees” shall mean, as the case may be, one or more regular permanent employees of the Company who is or are working at least three (3) days per week and who is or are resident in Canada, the United States or the United Kingdom, and also includes employees of the Company who are resident in Canada, the United States or the United Kingdom receiving disability benefits under the Company’s comprehensive group insurance plan or any similar plan and employees of the Company who are resident in Canada, the United States or the United Kingdom on leave of absence but does not include part-time employees, temporary or casual employees or retired employees.

2.12	“Insider Trading Policy” shall mean the insider trading policy of the Company dated April 14, 2021 (as amended, restated, supplemented, replaced or otherwise modified from time to time).

2.13	“Non-Registered Account” shall have the meaning ascribed thereto in section 3.03.

2.14	“Participant” shall mean an Employee who has made contributions to the Plan and for whom (or for whose account) Shares are acquired in accordance with the provisions of the Plan.

2.15	“Period of Suspension” shall have the meaning ascribed thereto in section 5.01.

2.16	“Plan” means this Employee Share Purchase Plan of the Company.

2.17	“Purchase Date” shall have the meaning ascribed thereto in section 6.02.

2.18	“Share” or “Shares” shall mean, as the case may be, one or more of the common shares of MDA Ltd.

2.19	“Stock Exchange” means an applicable stock exchange upon which Shares are listed.

2.20	“Trading Restriction” shall have the meaning ascribed thereto in section 14.03.

2.21	“U.S. Participant” shall mean a Participant who is a resident of the United States.

2.22	The singular shall include the plural and vice versa.

Article 3
ELIGIBILITY AND ADMINISTRATION

3.01	Employees are eligible to join the Plan, subject to applicable law and section 3.02 below.

3.02	Each Employee may elect to become a Participant at any time following completion of three (3) months of service as an Employee. Employee contributions are subject to section 5.03.

3.03	An Employee may elect to participate in the Plan by completing the enrollment procedures prescribed by the Administrator and the Administrative Agent, which may include completing an application form (in each case, the “Application Form”). A Participant may elect a rate of contribution of any multiple of one percent (1%) and not less than one percent (1%) nor more than three percent (3%) of the Participant’s Basic Earnings for the Calendar Year, as specified in the Participant’s Application Form at the time of his or her admission to the Plan. A Participant’s rate of contribution shall remain in effect unless and until changed pursuant to section 4.02. Each Participant shall have one account in his or her own name, maintained for record keeping purposes by the Administrative Agent in the name of such Participant (a “Non-Registered Account”). As set forth in, and pursuant to Article 4, the Company shall make Company Contributions in respect of such Participant, not exceeding (a) $5,000 for the Calendar Year for Canadian Participants and (b) £2,900 (the “Maximum UK Amount”) for the Calendar Year for UK Participants. Notwithstanding the foregoing, prior to the beginning of a calendar year, the Administrator shall have the discretion to determine in good faith a different Maximum UK Amount for the upcoming calendar year, based on the then-current foreign exchange rate of GBP and CAD.

3.04	Upon actual receipt of an Application Form as determined by the Administrator and the Administrative Agent in their sole discretion, the Administrator shall consider such Application Form as written notice of an Employee’s election to participate in the Plan.

3.05	The Administrator shall, upon request by a Participant, provide such Participant with a copy of this Plan.

3.06	The Administrative Agent shall be charged by the Board with the general administration of the Plan. Records of the Administrative Agent and the Company will be conclusive as to all matters involved in administration of the Plan.

3.07	Except as specifically stated herein and where proceeds are distributed net of brokerage commissions, sales administration fees and withholding tax, all costs and expenses of administering the Plan, including the compensation of the Administrative Agent will be paid by the Company.

Article 4
PAYROLL DEDUCTIONS AND COMPANY CONTRIBUTIONS

4.01	Subject to the right of a Participant pursuant to Article 5 to suspend or terminate making contributions to the Plan, each Participant shall contribute to the Plan such amount per payroll period as the Participant shall elect. Participant contributions shall be made by payroll deduction (on an after-tax basis) in accordance with each Participant’s Application Form calculated to the nearest cent per payroll period.

4.02	A Participant may elect to change the amount of his or her contributions by submitting to the Administrative Agent a request in writing in the prescribed form (the “Change Request”). The Administrative Agent shall alter a Participant’s payroll deduction accordingly as soon as practicable following receipt of said Change Request (or it shall procure that such payroll deductions are altered).

4.03	Contributions with respect to each payroll period shall be remitted to the Administrative Agent in full as soon as reasonably practicable following the end of each payroll period and, in any event, no later than the end of the next payroll period and the Administrative Agent shall maintain a listing of deductions remitted for each of those Participants during the preceding payroll period including the Participant’s name, address, social insurance number and other such information required for the purposes of applicable tax filings.

4.04	Following the payment of a cash dividend/distribution on Shares held in a Participant’s Non-Registered Account, the Administrative Agent (unless otherwise determined in the Administrator’s sole discretion) shall apply any such cash dividends/distributions to purchase additional Shares on the open market on behalf of, and in the name of, such account.

4.05	Subject to the provisions of section 4.06, the Company shall, concurrent with any contribution made by a Participant pursuant to section 4.01, credit to a Participant who is an Employee as of that date a salary bonus in the amount of $1.00 for every $1.00 contributed by a Participant (individually the “Company Contribution” and collectively the “Company Contributions”), the full amount of which is (and is deemed to be) directed by the Participant to be remitted to the Administrative Agent on behalf of the Participant.

4.06	The Company Contributions made to a Participant shall not exceed (a) $5,000 for the Calendar Year for Canadian Participants and (b) the Maximum UK Amount for the Calendar Year for UK Participants.

4.07	A Company Contribution constitutes additional compensation paid to the Participant to be applied directly to the Plan for the account of the Participant. The Company (or, if different, the Participant’s employer) shall make appropriate payroll deductions for taxes in respect of Company Contribution from other compensation payable to the Participant. By electing to participate in the Plan, each Employee hereby consents to such deductions.

4.08	Any Shares acquired by a Participant with Company Contributions shall be acquired on behalf of and in the name of the applicable Participant’s Non-Registered Account, as certified by the Company.

Article 5
VOLUNTARY SUSPENSIONS OR TERMINATION OF DEDUCTIONS

5.01	A Participant may, upon notice to the Administrative Agent, require that the Company (or, if different, the Participant’s employer) suspend or terminate making deductions to his or her salary (“Period of Suspension”). The Administrative Agent shall terminate such Participant’s payroll deduction accordingly as soon as practicable following receipt of such notice.

5.02	During the Period of Suspension, the Participant will remain a member in good standing of the Plan.

5.03	In the event of the commencement of an unpaid leave of a Participant, no additional contributions by the Participant shall be made. Upon the termination of such leave and following the resumption of active employment of the Participant with the Company, the contributions by the Participant will automatically resume. Subject to the foregoing, and the regular payroll input deadlines of the Company, the effective date of any initial election, change, suspension, termination or resumption of contributions by the applicable Participants shall be the next regular payroll period following the receipt of such election, change, suspension, termination or resumption, subject to the regular payroll input deadlines of the Participant’s employer.

Article 6
ACQUISITION AND TRANSFER OF shares

6.01	All contributions made by Participants to the Plan shall be invested in Shares in the applicable Participant’s Non-Registered Account. All Company Contributions made to the Participant shall be invested in Shares in the applicable Participant’s Non-Registered Account.

6.02	As soon as reasonably practicable after receipt by the Administrative Agent of funds for each payroll period (each, a “Purchase Date”), the Administrative Agent shall purchase such number of whole Shares and will utilize the funds to the greatest extent possible. The Administrative Agent shall allocate the Shares purchased on each Purchase Date on behalf of the Participants, on a full or fractional share basis, as appropriate, to each Participant’s account, and each Participant shall thereupon acquire ownership of such full or fractional shares purchased by the Administrative Agent, in proportion to such Participant’s contributions made on behalf of such Participant for such payroll period. The price paid for Shares purchased by the Administrative Agent on the open market shall be the market price readily available at the time of acquisition. Notwithstanding the foregoing, the Administrative Agent, the Administrator and the Company shall not be liable if the Administrative Agent is not reasonably able to purchase Shares on the open market within the time period specified above, nor shall the Administrative Agent, the Administrator or the Company be liable for the failure of the Administrative Agent to purchase Shares at any particular price or prices or at any particular time or times.

6.03	All purchases will be made in Canadian dollars and all contributions in a currency other than Canadian dollars will be converted into Canadian dollars at a time and an exchange rate determined by the Administrator, acting reasonably.

6.04	Share purchase benefits granted hereunder may not be assigned, transferred, pledged or hypothecated (whether by operation of law or otherwise), and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition or levy of attachment or similar process upon the stock purchase benefits shall be null and void and without effect.

6.05	A Participant’s contributions or Shares may not be assigned, transferred, pledged or hypothecated in any way, and any attempted assignment, transfer, pledge, hypothecation or other disposition of such contributions or Shares shall be null and void and without effect.

Article 7
Withholding Taxes

7.01	Notwithstanding any other terms of this Plan, the purchase of Shares under this Plan is subject to the condition that if at any time either the Administrator or the Administrative Agent determines, in its sole discretion, that the satisfaction of withholding tax or other withholding liabilities is necessary or desirable in respect of such purchase, such action is not effective unless such withholding or the satisfaction of withholding tax or other withholding liabilities has been effected to the satisfaction of the Administrator or the Administrative Agent, as applicable. In such circumstances, subject to any requirements or limitations under applicable law, the Company (or, if different, the Participant’s employer) may (a) withhold such amount from any Basic Earnings or other amount payable by the Company (or the Participant’s employer) to the Participant, or (b) enter into any other suitable arrangements for the receipt of such amount before the date such remittance is required.

Article 8
CASH DIVIDENDS/DISTRIBUTIONS AND OTHER RIGHTS

8.01	Cash dividends/distributions on Shares pursuant to the terms of the Plan and held in an account hereunder shall be credited to the Participant’s account, as the case may be, and (unless otherwise determined in the Administrator’s sole discretion) reinvested to purchase additional Shares pursuant to Article 6 following payment of such dividend or distribution.

8.02	Any cash held by the Administrative Agent from time to time pursuant to the terms of the Plan shall be held by it on behalf of Participants in the Plan and in the name of such Participant’s Non-Registered Account, and applied to the purchase of Shares as described in section 6.02.

8.03	The Administrator shall establish and maintain a separate account, as the case may be, which shall record all amounts contributed, the investment thereof, and the number of Shares standing to the credit of each Participant, if any. No interest will be paid upon any cash credited to, or on deposit in, any such account.

8.04	Shares purchased pursuant to the Plan (and any cash contributed by or in respect of a Participant) shall be held by the Administrative Agent on behalf of such Participant’s Non-Registered Account and shall be registered in the name of the Administrative Agent or its nominee. For greater certainty, all Shares and cash held by the Administrative Agent on behalf of a Participant shall be held as nominee and shall at all times be beneficially owned by the Participant.

8.05	On a real-time basis, the Administrative Agent shall furnish to each Participant access on a web-based application to a statement of such Participant’s Non-Registered Account.

Article 9
VOTING OF Shares

9.01	Each whole Share held in an account hereunder in respect of a Participant shall carry the right to vote in accordance with voting rights of the Shares pursuant to the Company’s Certificate and Articles of Amalgamation and the Company’s Majority Voting Policy. Prior to the voting of such Shares at a shareholders meeting, the Administrative Agent shall deliver to a Participant a copy of any proxy solicitation material together with a form in which the Participant’s instructions may be provided to the Administrative Agent as to how to vote such Shares. If instructions are received by the Administrative Agent in time for the Shares to be voted, it will vote them according to the Participant’s instructions. In the absence of such instructions, the Shares will not be voted. If a Participant wishes to vote his or her Shares in person, he shall be entitled to attend such shareholders meeting, register with a representative of the Administrative Agent, obtain a ballot and vote thereat.

Article 10
WITHDRAWAL OR SALE OF shareS

10.01	Subject to the provisions of Article 11 and Section 10.02, upon a request to the Administrative Agent from any Participant in respect of whole Shares held in the name of such Participant, the Administrative Agent shall make available an individual Share certificate registered in the name of such Participant covering all or some of such Shares recorded in that Participant’s account or execute a transfer to a private brokerage account as directed by the Participant. The Participant will be responsible for paying all applicable fees in connection therewith (whether by deduction from the Participant’s account prior to issuance of the share certificates or otherwise, as applicable).

10.02	Notwithstanding any other provision of the Plan set forth herein, but subject to Article 11, any Shares acquired using Company Contributions shall be retained in the applicable Participant’s Non-Registered Account, and the Participant shall not be entitled to transfer, sell or otherwise dispose of such Shares, for a period of one (1) year from the Purchase Date of such Shares.

10.03	Subject to compliance with applicable laws and the provisions of section 4.08, a Participant may instruct the Administrative Agent to sell a portion or all of the whole Shares held in a Non-Registered Account. Orders for sales shall be placed by the Administrative Agent in its sole discretion with a Stock Exchange. A commission/fee as mutually determined from time to time by the Administrative Agent and the Company will be deducted by the Administrative Agent from the gross proceeds of the sale of such Shares to cover the Administrative Agent’s expenses of the sales.

10.04	Where Shares are sold pursuant to section 10.03, the Administrative Agent shall as soon as practical, credit the proceeds of such sale, subject to any deductions noted in section 10.03, required by law or a deduction in the amount of the brokerage commissions, if any, for such sale, to the Participant’s account.

Article 11
TERMINATION OF PARTICIPATION

11.01	When a Participant ceases to be an Employee for any reason, no further Shares shall be purchased hereunder on behalf of such Participant and, notwithstanding Section 10.02, the Participant, within one hundred and eighty (180) days of termination must request the Administrative Agent to either (i) make available an individual Share certificate registered in the name of such Participant covering all the whole Shares recorded in that Participant’s account, (ii) execute a transfer of all the whole Shares to a private brokerage account as directed by the Participant or (iii) sell the whole Shares in the account as directed by the Participant. Following such delivery or disposition of Shares, the Participant will cease to be a Participant under the Plan and shall relinquish all rights as an active Participant set out in this Plan.

11.02	In the event that the Participant does not make an election pursuant to section 11.01 to complete a delivery or disposition of Shares held in his or her account within one hundred and eighty (180) days of the Participant’s termination, (i) the Administrative Agent shall, in the Administrator’s sole discretion, make an election pursuant to section 11.01 on behalf of the Participant and (ii) the Participant will be deemed to cease to be a Participant under the Plan and shall relinquish all rights as an active Participant set out in this Plan. For the avoidance of doubt, such election may be to sell the Shares in the Participant’s account at the market price readily available at the time of sale. The Administrative Agent, the Administrator and the Company will not bear any responsibility for any loss that may occur as a result of such market fluctuation or otherwise.

11.03	The Participant will be responsible for paying all applicable fees in connection with this Article 11 (whether by deduction from the Participant’s account prior to issuance of the share certificates, by deduction to the Participant’s net proceeds or otherwise, as applicable).

11.04	In all instances contemplated by this Article 11, the Participant shall receive a cheque in payment of any cash in lieu of fractional Shares held in the Participant’s account.

Article 12
AMENDMENT OF PLAN AND TERMINATION OF PLAN

12.01	Subject to any regulatory or Stock Exchange approval, from time to time, the Administrator or such other officer of the Company as determined by the Board may add to or amend any provisions of the Plan, including the designation or revocation of any affiliate of MDA Ltd. as part of the definition of “Company” under Section 2.09, but no amendment of the Plan, or any termination of the Plan pursuant to section 12.02, shall divest any Participant of his or her entitlement to any rights a Participant may have in respect of the Shares or cash in respect thereof that accrued prior to the date of the applicable amendment or termination, without the prior written consent of the Participant.

12.02	The Administrator reserves the right to discontinue the Plan at any time. Such discontinuance may be effected upon provision by the Company of at least sixty (60) days written notice to each Participant and to the Administrative Agent.

12.03	Upon such notice being given, the Participants shall request delivery or disposition of all of the Shares in his or her account pursuant to the provisions of Article 10 of the Plan. If instructions regarding such delivery or disposition of Shares are not given by or in respect of a Participant within thirty (30) days of the Plan’s discontinuance, a certificate, representing the number of whole Shares allocated to such Participant shall be issued in the Participant’s name and sent to him together with a cheque in payment of any cash in lieu of fractional Shares held in the Participant’s account.

Article 13
Insider Trading

13.01	Notwithstanding any other provisions of the Plan set forth herein, in accordance with the Insider Trading Policy, no Employee subject to a Blackout Period or who has knowledge of a material fact or material change with respect to the Company that has not been generally disclosed (within the meaning of applicable securities laws) may, during such Blackout Period or while in possession of such material fact or material change that has not been generally disclosed:

(a)	change the amount of his or her contributions under the Plan;

(b)	instruct the Administrative Agent to sell any Shares pursuant to section 10.02; or

(c)	give notice of a Period of Suspension of contributions under the Plan.

In addition, notwithstanding any other provisions of the Plan set forth herein, during a Blackout Period, no Employee may elect to participate or cease participation in the Plan.

Article 14
GENERAL

14.01	The Administrator has sole and complete authority, in its discretion, subject to applicable law, to:

(a)	determine the Employees who are eligible to participate in the Plan;

(b)	determine whether the employment of an Employee with the Company has terminated;

(c)	determine the date of termination for employment including termination with or without just cause, resignation, death, retirement, transfer or total disability of any Employee;

(d)	make any amendments to the Plan pursuant to section 12.01 or elect to discontinue the Plan pursuant to section 12.02;

(e)	make, amend or repeal any regulations or delegate any duties and powers pursuant to section 14.04;

(f)	adjustment under the Plan in the event of mergers, consolidations, dividends, spin-offs or similar corporate events involving the Company;

(g)	generally, take any action or attend to any matter required to be done by, or within the power of, the Company under the terms of the Plan; and

(h)	take any action or attend to any matter arising from the role of the Administrator or the Administrative Agent under the Plan, including conforming the operation of the Plan to the laws of any jurisdiction in which a Participant resides.

14.02	There is no guarantee under the Plan against loss of value of the Shares. In seeking the benefits of participation in the Plan, an Employee must accept the risk of a decline in the market price of the Shares and total loss of his or her investment in the Shares and any tax consequences resulting from the Participant’s participation in the Plan. The Company, the Administrator and the Administrative Agent will not bear any responsibility for any loss that may occur as a result of such market fluctuation or otherwise. Neither the Company nor the Administrator makes any representation or warranty that the Shares are suitable investments for any particular Employee.

14.03	Notwithstanding the foregoing, if the Shares are subject to a temporary cease trade order, permanent cease trade order or are otherwise subject to a prohibition from being traded or issued by any securities or other administrative body, court, or industry body (a “Trading Restriction”), then the Company shall notify the Administrative Agent forthwith of such Trading Restriction and when this Trading Restriction is rescinded. The Administrative Agent shall not be required to purchase any Shares after being notified by the Company of a Trading Restriction and during the period thereafter until it has received notice from the Company that the Trading Restriction has been rescinded. The Administrative Agent shall not be liable in any manner for purchasing Shares where it has not been notified by the Company of a Trading Restriction.

14.04	The Board may by resolution make, amend and repeal at any time and from time to time such regulations and provisions under the Plan not inconsistent herewith as it may deem necessary or advisable for the purchase of Shares under the Plan, the carrying out of any sales made pursuant to the Plan and generally for the proper administration and operation of the Plan and the Board shall notify the Administrative Agent in writing of any such regulation or provision that relates to its functions under the Plan.

14.05	Participation in the Plan provides an opportunity for enhanced compensation and shall not form part of an Employee’s entitlement to remuneration or benefits pursuant to his/her contract of employment and benefits under this Plan shall not be pensionable. For greater certainty, participation in the Plan shall not be included in the calculation of any termination/severance or other payments which may be owing to a Participant in the event of any termination of their employment for any reason.

14.06	The rights and obligations of an Employee under the terms of his/her contract of employment with the Company, any parent or any affiliate shall not be affected by his/her participation in this Plan. Participation in the Plan shall not be construed as giving any person the right to be retained in the employ of the Company, any parent or any affiliate.

14.07	The existence of a contract of employment between the Employee and the Company, any parent or any subsidiary does not give the Employee any right or entitlement to participate in this Plan, nor any expectation that he/she shall participate in this Plan, whether subject to any conditions or at all.

14.08	Neither the existence of this Plan nor the fact that an Employee has participated shall give such individual any right, entitlement, or expectation that he/she has or will in future have any such right, entitlement or expectation to participate in this Plan on any other occasion.

14.09	The rights or opportunity granted to an Employee through his/her Participation in the Plan shall not give the Employee any rights or additional rights to compensation or damages in consequence of either: (i) the Employee giving or receiving notice of termination of his/her office or employment; or (ii) the loss or termination of his/her office or employment with the Company, any parent or any affiliate for any reason whatsoever, whether or not the termination (and/or giving of notice) is ultimately held to be wrongful or unfair. If an Employee’s employment is terminated without cause or there is a cessation of his/her employment for any other reason, an Employee is not entitled to participation in the Plan after the expiry of the minimum period of statutory notice under any applicable employment standards legislation. Each Employee hereby waives any right to claim common law damages for loss of participation in the Plan or the value of the Shares under the Plan stemming from the Company’s failure to provide the Employee with adequate notice of termination.

14.10	An Employee shall not be entitled to any compensation or damages for any loss or potential loss which he/she may suffer by reason of being unable to acquire or retain Shares, or any interest in Shares, or to receive any cash amount in consequence of: (i) the Employee giving or receiving notice of termination of his/her office or employment (whether or not the termination (and/or giving of notice) is ultimately held to be wrongful or unfair); (ii) the loss or termination of his/her office or employment with the Company, any parent or any affiliate for any reason whatsoever (whether or not the termination is ultimately held to be wrongful or unfair); or (iii) the exercise by the Administrator or the Administrative Agent of, or any failure by the Administrator or the Administrative Agent to exercise, any discretion in accordance with any provision of this Plan, or for any other reason.

14.11	For the purposes of operating the Plan, the Company will collect and process information relating to Employees resident in the United Kingdom in accordance with the data privacy notice which can be found on the Company’s intranet. The authorized signing officers of the Company are hereby authorized to sign and execute all instruments and documents and do all things necessary or desirable to carrying out the provisions of the Plan.

14.12	The Plan is established under the laws of the Province of Ontario and the laws of Canada applicable therein and the rights of all parties and the construction and effect of each and every provision of the Plan shall be according to the laws of the Province of Ontario and the laws of Canada applicable therein.

14.13	This Plan constitutes the entire employee share purchase plan of the Company and replaces any previous employee share purchase plan(s) of the Company.

14.14	The Plan shall enure to the benefit of and be binding upon the Company, its successors and assigns. The interest hereunder of any Employee either by assignment or in any other manner whatsoever (except by will), and during his or her lifetime shall be vested only in him or her. The Plan shall ensure to the benefit of and be binding upon each such Employee and the personal representative of a deceased Employee.

IN WITNESS WHEREOF, this Plan has been executed by the Company this 10th day of June, 2024.

MDA LTD.

Per:	/s/ Michael Greenley
	Name:	Michael Greenley
	Title:	Chief Executive Officer

ANNEX A

Special Rules for U.S. Participants

The following special rules shall apply to U.S. Participants and shall supersede the corresponding provisions of the main Plan document for such U.S. Participants.

1.	Eligible Accounts. Accounts of U.S. Participants under the Plan shall consist exclusively of Non-Registered Accounts.

2.	Securities Matters. The Company is offering the Shares hereunder to U.S. Participants in reliance on Rule 701 promulgated under the United States Securities Act of 1933, as amended. Offerings hereunder to U.S. Participants shall also be subject to compliance with any applicable state securities (or “blue sky”) laws. The obligations of the Company with respect to payments under the Plan are subject to compliance with all applicable laws and regulations. Shares shall not be issued with respect to a right to purchase unless the issuance and delivery of the Shares shall comply with all applicable provisions of law, including, without limitation, the Securities Act of 1933 and the Securities Exchange Act of 1934 (each as amended) and the requirements of any stock exchange upon which the shares may then be listed. The Company is under no obligation to register or qualify the Shares with the United States Securities and Exchange Commission or any other U.S. or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of such Shares.

3.	Section 409A. The Plan is intended to be exempt from the application of United States Internal Revenue Code (the “Code”) Section 409A, as purchase rights hereunder are intended to constitute “short term deferrals” and any ambiguities herein shall be interpreted such that those rights shall so be exempt from Section 409A of the Code.

4.	Other Applicable Law. The Administrator shall have the discretionary authority to make any changes to the terms or operation of the Plan with respect to U.S. Participants as it deems necessary or appropriate to comply with any applicable United States law or regulation.